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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]

June 12, 1996

A.P.S., Inc.
15710 John F. Kennedy Boulevard
Suite 700
Houston, Texas 77032-2347

                     Offer to Exchange $100,000,000 Senior
                       Subordinated Notes of A.P.S., Inc.
                     -------------------------------------

Ladies and Gentlemen:

    We have acted as special counsel to A.P.S., Inc., a Delaware corporation ("APS"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended, the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed offering of $100,000,000 aggregate principal amount of APS's 11 7/8% Senior Subordinated Notes Due 2006 (the "New Notes"), which are to be registered under the Act, in exchange for an equal principal amount of its outstanding 11 7/8% Senior Subordinated Notes Due 2006 (the "Existing Notes").

    In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    We are of the opinion that the New Notes to be offered pursuant to the Registration Statement have been duly authorized by all necessary corporate action on the part of APS and, upon the issuance of the New Notes by APS and authentication by The Bank of New York (the "Trustee") pursuant to the Indenture, dated as of January 25, 1996, among APS, as issuer, APS Holding Corporation, American Parts System, Inc., Big A Auto Parts, Inc., Autoparts Finance Company, Inc., APS Supply, Inc., A.P.S. Management Services, Inc. and Parts, Inc., as Guarantors, and the Trustee, the New Notes will be validly issued and will be legal, valid and binding obligations of APS, enforceable against APS in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

    We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" and "Certain Federal Tax Consequences" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,